
                                                                                                  Exhibit 12


                  CHEVRON CORPORATION - TOTAL ENTERPRISE BASIS
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (1)

                              (Dollars in Millions)


                                                  Three Months
                                                      Ended                      Year Ended December 31,
                                                                   ------------------------------------------------
                                                  March 31, 2000       1999      1998      1997      1996      1995
                                                  --------------   --------  --------  --------  --------  --------


Net Income                                            $1,044         $2,070    $1,339    $3,256    $2,607    $  930

Income Tax Expense                                       805          1,578       495     2,246     2,133       859

Distributions (Less Than)
Greater Than Equity in Earnings of
   Affiliates                                           (129)          (258)       25      (353)       83      (132)

Minority Interest                                          1              4         7        11         4         -

Previously Capitalized Interest
   Charged to Earnings During Period                      11              9        35        28        24        44

Interest and Debt Expense                                129            472       405       312       364       401

Interest Portion of Rentals (2)                           49            160       172       151       143       133
                                                     -------         ------   -------   -------   -------   -------

Earnings before Provisions for
   Taxes and Fixed Charges                            $1,910         $4,035    $2,478    $5,651    $5,358    $2,235
                                                    ========         ======   =======   =======   =======   =======

Interest and Debt Expense                             $  129         $  472    $  405    $  312    $  364    $  401

Interest Portion of Rentals (2)                           49            160       172       151       143       133

Capitalized Interest                                       4             59        39        82       108       138
                                                     -------         ------   -------   -------   -------   -------

   Total Fixed Charges                                $  182         $  691    $  616    $  545    $  615    $  672
                                                     =======         ======   =======   =======   =======   =======


-------------------------------------------------------------------------------------------------------------------
Ratio of Earnings to Fixed Charges                     10.49           5.84      4.02     10.37      8.71      3.33
-------------------------------------------------------------------------------------------------------------------

(1) Presentation of 1999 and prior years revised to conform to methodology for calculating Earnings and Fixed Charges prescribed by Item 503 of Regulation S-K, amended in 1998.
(2)  Calculated as one-third of rentals.

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